Exhibit 10.27

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT, effective [              ], 2018, is made by and between KapStone Paper and Packaging Corporation, a Delaware corporation, and [                ] (the “Employee”).

WHEREAS, the Company entered into the Agreement and Plan of Merger, dated January 28, 2018, among KapStone Paper and Packaging Corporation, WestRock Company, Whiskey Holdco, Inc., Whiskey Merger Sub, Inc. and Kola Merger Sub, Inc. (the “Merger Agreement”), which provided for certain mergers (the “Mergers”) that, if consummated, will result in the Company becoming a wholly-owned subsidiary of Whiskey Holdco, Inc.;

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key personnel; and

WHEREAS, the Company recognizes that, both before and after the closing of the Mergers (such closing, the “Change in Control”), uncertainty and questions regarding the Change in Control may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company’s key personnel, including the Employee, to their assigned duties without distraction in the face of uncertainty arising from the potential Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Employee hereby agree as follows:

1.             Defined Terms.  The definitions of capitalized terms used in this Change in Control Severance Agreement (“Agreement”) are provided in Section 14.

2.             Severance Payments.  If within one year following the Change in Control, the Employee’s employment is terminated by the Company or any of its Affiliates without Cause or by the Employee for Good Reason, then the Company will pay the Employee the amounts, and provide the Employee the benefits, described in subsection 2.1 and subsection 2.2 of this Section 2 (“Severance Payments”), provided that Employee complies with the requirements of Section 5 regarding execution and delivery of a general release.  The payments described in this Section 2 are in addition to the Accrued Benefits (which, for the avoidance of doubt, will be provided to the Employee upon any termination of employment and without regard to whether the Employee executes a release).

2.1          The Company will pay to the Employee a lump sum cash severance payment equal to $[           ].  Subject to the provisions of Section 13, the payment provided for in this subsection 2.1 will be made on or before the second regularly scheduled payroll date following the effective date of the release described in Section 5 and in any event no later than March 15 of the year following the year in which the termination of employment occurs.

2.2          For the number of months immediately following the Date of Termination (not to exceed 12 months) determined by dividing (i) the lump sum cash change in control severance payment payable to the Employee under subsection 2.1 of this Agreement by (ii) the Employee’s average monthly base salary in effect as of the Date of Termination (such quotient to be rounded down to the nearest whole number), the Company will provide the Employee and the Employee’s eligible dependents with health insurance benefits substantially similar to those provided to active employees of the Company immediately prior to the Date of Termination; provided, however, that (x) the Employee’s and the Employee’s qualified dependents’ COBRA eligibility period will include the period during which the Company is providing benefits under this subsection 2.2, (y) the Employee will be responsible for the payment of premiums for such benefits in the same amount as active employees of the Company and (z) such benefits will cease if and to the extent the Employee becomes eligible for similar benefits by reason of new employment.

3.             Section 280G.

3.1          Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Employee (including any payment or benefit received in connection with the Change in Control or the termination of the Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Payments, referred to as the “Total Payments”) would be subject (in whole or part) to any excise tax imposed under section 4999 of the Code (an “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement, the Total Payments will be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (A) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of the Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on the Total Payments and the amount of Excise Tax to which the Employee would be subject with respect to such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).  Such reduction shall be achieved by first reducing or eliminating the portion of the Total Payments that are payable in cash and then reducing or eliminating the non-cash portion of the Total Payments, in each case in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of the determination described in subsection 3.2 below.

3.2          For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, the following portions of the Total Payments will not be taken into account: (i) the portion that the Employee waives at the time and in the manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code and (ii) the portion that the Employee and WestRock Company agree (or, if Employee and WestRock Company do not agree, that, in the opinion of tax counsel reasonably acceptable to the Employee and WestRock Company (“Tax Counsel”) and selected by Deloitte (the “Accounting Firm”)) does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code).  In calculating the Excise Tax, no portion of the Total Payments will be taken into account that the Employee and WestRock Company agree (or, in the event that the Employee and WestRock Company do not agree, that, in the opinion of Tax Counsel) constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation.  The value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

3.3          At the time that payments are made under this Agreement, the Company will provide the Employee with a written statement setting forth the manner in which the payments were calculated and the basis for the calculations, including without limitation any opinions or other advice the Company has received from Tax Counsel, the Accounting Firm or other advisors or consultants (and any such opinions or advice that are in writing will be attached to the statement).  If the Employee objects in writing to the Company’s calculations, the Company and Employee will cooperate in good faith to resolve such objection, and if applicable, the Company will pay to the Employee the portion of the Severance Payments (up to 100%) as the Company and Employee reasonably determine is necessary to result in the proper application of subsection 3.1 of this Section 3.

4.             Termination Procedures.

4.1          Notice of Termination.  Within one year following the Change in Control, any purported termination of the Employee’s employment without Cause or for Good Reason will be communicated by written Notice of Termination from the Employee to the Company or the Company to the Employee, as applicable, in accordance with Section 8.  For purposes of this Agreement, a “Notice of Termination” means a notice that indicates whether the termination of the Employee’s employment is without Cause or for Good Reason and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment.  In addition, if the Employee purports that the Employee has Good Reason to terminate employment, the Employee must also deliver Notice of Termination in accordance with the requirements set forth in Section 14(H).

4.2          Date of Termination.  “Date of Termination,” with respect to any purported termination of the Employee’s employment within one year following a Change in Control means the date specified in the Notice of Termination.  In the case of a termination by the Employee for Good Reason, the Date of Termination may not be earlier than the end of the cure period described in the definition of “Good Reason” or later than 60 days from the date that Notice of Termination is given.

5.             Requirement of Release.  Notwithstanding anything in this Agreement to the contrary, the Employee will not be entitled to the Severance Payments unless, within 45 days after the Date of Termination, the Employee signs and returns a release of claims and restrictive covenant agreement (“Release”) in the form attached to this Agreement as Exhibit A (and does not subsequently revoke the Release in accordance with its terms).  If the Release does not become effective and non-revocable in accordance with the terms of the foregoing sentence, the Company’s obligations to provide Severance Payments will cease immediately.

6.             No Mitigation.  The Company agrees that the Employee is not required to seek other employment or to attempt in any way to reduce the Severance Payments.  No payment or benefit provided for in this Agreement will be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company, or otherwise.

7.             Successors; Binding Agreement.

7.1          In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

7.2          This Agreement will inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Employee dies while any amount would still be payable to the Employee under this Agreement (other than amounts that, by their terms, terminate upon the death of the Employee) if the Employee had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Employee’s estate.

7.3          No Severance Payments will be payable under this Agreement unless there has been a termination of the Employee’s employment with the Company within one year following a Change in Control.  This Agreement will be null and void and of no effect if the Change in Control does not occur.

8.             Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement must be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Employee, to the most recent address shown in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance with this Section 8, except that notice of change of address is effective only upon actual receipt:

To the Company:

KapStone Paper and Packaging Corporation

1101 Skokie Boulevard

Suite 300

Northbrook, Illinois  60062

Attn: General Counsel

9.             Miscellaneous; Amendment of Related Agreements.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof that have been made by either party; provided, however, that this Agreement will supersede any agreement setting forth the terms and conditions of the Employee’s employment with the Company only in the event that, following a Change in Control, the Employee’s employment with the Company is terminated by the Company other than for Cause or by the Employee for Good Reason.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Illinois.  All references to sections of the Code will be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder will be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Employee has agreed.  The obligations of the Company and the Employee under this Agreement that by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Section 2) will survive such expiration.

10.          Validity.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

11.          Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

12.          Settlement of Disputes; Arbitration.

12.1        All claims by the Employee for benefits under this Agreement will be directed to and determined by the Company and will be in writing.  Any denial by the Company of a claim for benefits under this Agreement will be delivered to the Employee in writing and will set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Company will afford a reasonable opportunity to the Employee for a review of the decision denying a claim and will further allow the Employee to appeal to the Board (or its designee) a decision of the Company within 60 days after notification by the Company that the Employee’s claim has been denied.  Notwithstanding the above, in the event of any dispute, any decision by the Company hereunder will be subject to a de novo review by the arbitrator.

12.2        Any further dispute or controversy arising under or in connection with this Agreement will be settled exclusively by binding and non-appealable arbitration in the State of Illinois in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

13.          Section 409A.  This Agreement is intended to comply with the requirements of section 409A of Code, and will be interpreted and construed consistently with such intent.  All references in this Agreement to the Employee’s termination of employment refer to the Employee’s separation from service within the meaning of section 409A of the Code.  Payments provided pursuant to Section 2 of this Agreement are intended to be exempt from section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4).  Each payment and benefit provided under this Agreement will constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2).  Any payment that is deferred compensation subject to section 409A of the Code, conditioned upon the Employee’s execution of a release, and to be paid during a designated period that begins in one taxable year and ends in a second taxable year will be paid in the second taxable year.  In the event the terms of this Agreement would subject the Employee to taxes or penalties under section 409A of the Code (“409A Penalties”), the Company and the Employee will cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event will the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.  Notwithstanding any other provision in this Agreement, if the Employee is a “specified employee,” as defined in section 409A of the Code, as of the date of termination, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of section 409A of the Code, (ii) is payable upon the Employee’s separation from service, within the meaning of section 409A of the Code, and (iii) would be payable prior to the six-month anniversary of the Employee’s separation from service, payment of such amount will be delayed until the earlier to occur of (a) the six-month anniversary of the date of such separation from service or (b) the date of the Employee’s death.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  Any reimbursement will be made no later than the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred.  The right to any reimbursement or in-kind benefit pursuant to this Agreement will not be subject to liquidation or exchange for any other benefit.

14.          Definitions.  For purposes of this Agreement, the following terms will have the meanings indicated below;

(A)          “Accrued Benefits” means (i) earned but unpaid salary, (ii)  accrued but unused vacation pay, (iii) any employee benefits to which the Employee is entitled under any employee benefit or compensation plan maintained by the Company or its Affiliates (other than any severance plan), and (iv) reimbursement for any incurred, but unreimbursed business expenses.

(B)          “Affiliate” means, with respect to any entity, any other entity that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first-referenced entity.

(C)          “Base Amount” has the meaning set forth in section 280G(b)(3) of the Code.

(D)          “Board” means the Board of Directors of the Company.

(E)           “Cause” means the occurrence of any of the following with respect to the Employee: (i) conviction by a court of competent jurisdiction of a felony (other than a traffic violation); (ii) refusal or failure to perform duties where such failure or refusal is materially detrimental to the business or reputation of any member of the Holdco Group (as defined below), except during periods of physical or mental incapacity, and unless remedied within thirty days after receipt of written notice thereof by the applicable member of the Holdco Group; and (iii) willful misconduct or gross negligence with respect to the individual’s duties that is materially detrimental to the business or reputation of any member of the Holdco Group, unless remedied (if capable of being remedied) within thirty days after receipt of written notice thereof by the applicable member of the Holdco Group.

(F)           “Code” means the Internal Revenue Code of 1986, as amended.

(G)          “Company” means KapStone Paper and Packaging Corporation and any successor to its business and/or assets (including, for purposes of this Agreement, Whiskey Holdco, Inc.) that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(H)          “Good Reason” means the occurrence of any of the following with respect to the Employee: (i) material diminution of authority, duties or responsibilities (or authorities, duties or responsibilities of the supervisor to whom the Employee reports (which, for the avoidance of doubt, with respect to the Company’s Chief Financial Officer and General Counsel includes the failure of such person to be appointed to the same role with the ultimate Company Parent following a Change in Control)); (ii) diminution in base salary or incentive compensation opportunities; (iii) the relocation of the Employee’s principal place of employment by more than 50 miles (unless the new place of employment is closer to the individual’s primary residence); and (iv) the material breach of any agreement between the Company or any of its Affiliates and the Employee.  Notwithstanding the foregoing, Good Reason will not exist unless (A) the Employee gives Notice of Termination to the Company or its applicable Affiliate of the Employee’s termination of employment within 30 days after the occurrence of the circumstances constituting Good Reason, and the Company or its applicable Affiliate has failed within 30 days after receipt of such notice (the “Cure Period”) to cure the circumstances constituting Good Reason, and (B) the Employee’s “separation from service” (within the meaning of section 409A of the Code) occurs no later than the day that is 30 days following the last day of the Cure Period (assuming no cure has occurred).

(I)            “Holdco Group” means, collectively, (i) the Company, (ii) any of the Company’s current or future direct or indirect subsidiaries or parents (a

“Company Parent”) and (iii) any other direct or indirect subsidiary of any Company Parent, including, for the avoidance of doubt, WestRock Company and its direct or indirect subsidiaries, including, in each case, any successor to any such entity.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KAPSTONE PAPER AND PACKAGING CORPORATION

By:
Name: Matthew Kaplan
Its: Chief Executive Officer

[EMPLOYEE]

Signature Page to Change in Control Severance Agreement

EXHIBIT A

FORM OF RELEASE AGREEMENT

[to be attached]

RELEASE AGREEMENT

This RELEASE AGREEMENT (“Agreement”) is entered into by and between KapStone Paper and Packaging Corporation (together with its affiliates, including WestRock Company and its subsidiaries, the “Employer”) and NAME (“Employee”).  In consideration of the mutual covenants, conditions and promises set forth in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

I.             Definitions

For purposes of this Agreement, the following Definitions will apply:

A.            Administrative Proceeding.  An “Administrative Proceeding” includes any charge or complaint or other action instituted with a federal, state, or local governmental agency other than the U.S. Equal Employment Opportunity Commission (“EEOC”).

B.            Change in Control Severance Agreement.  The “Change in Control Severance Agreement” is the agreement to which this Agreement is attached.

C.            Effective Date.  The “Effective Date” of this Agreement is the eighth (8th) day after Employee’s execution of this Agreement, as set forth in Paragraph II.D(4) below, provided that Employee does not exercise Employee’s right to revoke as set forth in that paragraph.

D.            Released Parties.  The “Released Parties” are the Employer and its present or former officers, directors, employees, agents, affiliated companies, subsidiaries, shareholders, partners, attorneys, predecessors, successors and assigns.

E.            Releasing Parties.  The “Releasing Parties” are the Employee and Employee’s attorneys, heirs, executors, administrators, representatives, agents, successors, and assigns.

F.             Severance Payments.  The “Severance Payments” are the payments payable under Section 2 of the Change in Control Severance Agreement.

G.            Termination Date.  The “Termination Date” will be DOT.

II.            Terms

A.            Timeframe and Method of Accepting the Agreement.  Employee agrees and understands that, to be effective, Employee must return this Agreement within forty-five (45) days after the Termination Date.  Employer may reject Employee’s signed Agreement if it is not post-marked and deposited in the U.S. Mail on or before the forth-fifth (45th) day following the Termination Date, addressed to the following address: [             ].  Following the Effective Date, upon receipt of Employee’s signed Agreement, and provided that Employee complied with the requirements set forth in this Agreement, Employer will mail Employee a copy of the fully executed agreement and process the Severance Payments described in the Change in Control Severance Agreement.

B.            Return of Employer Property.  If Employee has not already done so, Employee will return and give to the Employer as soon as possible, but no later than seven (7) days after the Termination Date, all keys, access cards, electronics, storage media, machinery and confidential or proprietary documents related to Employer business or customer information and which are in Employee’s possession, or under Employee’s direction or control.  Except as permitted in Paragraph II.F(2), below, Employee also agrees that Employee will not retain or convey to any other person or entity any copies or originals of Employer property.

Employee also agrees to immediately cease the use of all Employer-issued credit cards and to make payment of any and all outstanding balances in accordance with cardholder agreements and the time limitations contained therein.  No later than fourteen (14) days after the Termination Date, Employee will submit to Employer all expense statements and receipts related to any Employer-authorized expenses, and, if charged to Employer credit cards, to use any reimbursement payments for the purpose of paying such charges.

C.            Severance Payments.  In consideration for Employee’s execution of this Agreement, and Employee’s release of all claims as set forth below, the Employer will provide to Employee the Severance Payments as set forth in the Change in Control Severance Agreement.  The Severance Payments are contingent upon Employee’s execution of this Agreement, Employee’s not exercising Employee’s right to revoke, and Employee’s compliance with all of the terms of this Agreement.

D.            Acknowledgements.  Employee acknowledges that Employee has read and understands this Agreement, and Employee specifically acknowledges the following:

(1) That Employee is hereby advised by the Employer to consult with an attorney, and has had the opportunity to consult with an attorney, before signing this Agreement; and

(2)  That Employee has forty-five (45) days to decide whether to sign this Agreement; and

(3) That Employee is waiving, among other claims, age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621, et seq., and all amendments thereto; and

(4)  That if Employee signs this Agreement, Employee has seven (7) days in which to revoke Employee’s signature, and that this Agreement will not become effective or enforceable until after the Effective Date (in other words, the revocation period must have expired, and Employee must not have exercised Employee’s right to revoke).  Specifically, Employee understands that Employee will not receive the Severance Payments until after the Effective Date.  To revoke this Agreement, Employee must send a written notice via U.S. Mail to [             ], and that written notice of revocation must be post-marked and deposited in the U.S. Mail on or before the seventh (7th) day after Employee’s signing of this Agreement; and

(5)  That, by signing this Agreement, Employee is not waiving or releasing any claims based on actions or omissions that occur after the date of Employee’s signing of this Agreement.

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E.            Release.  Except as set forth herein, Employee agrees and understands that this is a complete and general release.  In exchange for the Severance Payments as set forth in the Change in Control Severance Agreement, the Releasing Parties unconditionally release, acquit, covenant not to sue and forever discharge the Released Parties from any and all claims, actions, complaints, grievances and causes of action (hereinafter collectively referred to as “claims”), whether known or unknown, which Employee may have arising out of or in connection with Employee’s employment or termination of Employee’s employment, through the date on which Employee signs this Agreement.

This release includes, but is not limited to, the following claims:  Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Employee Retirement Income Security Act (except such rights as may be vested under any retirement plan sponsored by the Employer); the Lilly Ledbetter Fair Pay Act; the Family Medical Leave Act; the Fair Labor Standards Act; the Age Discrimination in Employment Act (“ADEA”); the Uniformed Services Employment and Reemployment Rights Act; [           ](1); any claims for wrongful discharge, discrimination, retaliation, harassment, breach of contract, intentional or negligent infliction of emotional distress, defamation, or interference with contract; any claims for failure to pay wages, vacation pay, personal pay, sick pay, separation pay, or benefits; any claims for continued employment; any claims for liquidated damages and/or punitive damages; and any other cause of action based on the common law or federal, state, or other governmental statute, law, regulation or ordinance.  [Accordingly, Employee further waives any rights under Section 1542 of the Civil Code of the State of California or any similar statute.  Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN TO HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”](2)

Employee further represents and agrees that Employee has not and will not, nor has had anyone on Employee’s behalf (including but not limited to the Releasing Parties), filed a lawsuit or instituted any other legal or Administrative Proceeding (as defined in Paragraph I.E above) as to any matter based upon, arising out of, or related to Employee’s employment, compensation during employment, or termination of Employee’s employment.  Nothing in this Agreement shall be construed to prevent Employee from filing or participating in a charge of discrimination filed with the Equal Employment Opportunity Commission (“EEOC”).  If Employee files a charge with the EEOC that would otherwise have been released by this Paragraph, Employee may be limited to non-monetary relief.

Employee and the Employer understand that this release does not apply to, without duplication, (i) Employee’s accrued rights (other than accrued rights to cash severance payments) under any employee benefit plan, program, policy, agreement or arrangement (including under the 2018 Management Incentive Plan or similar short-term incentive arrangement or any Success Bonus letter agreement); (ii) Employee’s rights to any accrued but unpaid base salary or accrued but unused vacation; and (iii) Employee’s rights to indemnification pursuant to the applicable policies of the Employer in connection with Employee’s role as an officer or employee of the Employer.

Employee further agrees that this Agreement may be used as an affirmative defense and complete bar to any claim, lawsuit, charge, or any other type of action that Employee, or someone on his/her behalf (including but not limited to the Releasing Parties), may file.  Moreover, Employee expressly waives Employee’s right to recovery of any type, including damages, reinstatement or attorneys’ fees, in any administrative or court action, whether federal, state, local or whether brought by Employee or on

(1)  NTD: To be modified to include relevant state laws based on location of Employee.

(2)  NTD: To be included for Employees located in CA only.

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Employee’s behalf, related to any of the matters actually released herein.  Employee also waives and gives up any right to become, and promise not to consent to become, a member of any class or collective action in a case in which claims are asserted against any Released Party.  If Employee is made a member of a class or collective action in any proceeding without the Employer’s prior consent, Employee agrees to opt out of the class or collective action at the first opportunity.

F.             Communications to Third Parties.

(1).                              Employee will not speak in a derogatory manner concerning the Employer, its directors, officers, agents or employees to any person who is not a party to this Agreement. In the event that an employer or prospective employer contacts the Employer for a job reference or referral concerning Employee, the Employer will instruct its employees, agents or representatives with responsibility for making such reference or referral to provide only Employee’s dates of employment and position(s) held, consistent with the Employer’s normal policy and practice.

(2).                              It will not be a violation of this Paragraph of this Agreement for the Employee or the Employer to provide truthful information, or actual or true copies of documents to the applicable state unemployment agency, or to other government agencies in connection with an investigation, or in response to a subpoena or other valid legal process.

G.            Confidentiality.  Employee agrees that Employee will not disclose the contents of this Agreement, including the amount of monetary payment, to anyone other than Employee’s attorneys, financial advisers, or Employee’s spouse or registered domestic partner, or pursuant to an appropriate order from a court or other entity with competent jurisdiction.  Before disclosing the contents of this Agreement to any person described above, Employee will obtain the agreement of that person not to disclose the contents of the Agreement without prior written consent of the Employer or as required by court order, statute, law or regulation or as authorized in Paragraph II.F(2).  The Employer, and its officers, directors, agents and management-level employees, will have the right to discuss Employee’s employment and this Agreement among themselves.

In addition, Employee acknowledges that Employee has held positions of trust and confidence with the Employer, and that during the course of Employee’s employment Employee has received or been exposed to material and other information concerning its customers or clients; its sales, marketing and financial information; its trade secrets and other information which is proprietary in nature, confidential to the Employer, and not generally available to the public or to the Employer’s competitors, and which, if used or divulged against the Employer’s best interests would irreparably damage its ability to compete in the marketplace (“Confidential Information”).  Employee further agrees not to possess, use or disclose to any person or entity any Confidential Information without the prior, written consent of the Employer, or except as may be required by court order, statute, law or regulation, or as authorized in Paragraph II.F(2), above.

Notwithstanding the foregoing, Employee acknowledges that Employee has the right, without notice to or authorization from the Employer, to communicate and cooperate in good faith with any federal, state, or local governmental agency or commission (“Government Agency”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Agency.

H.            Non-Solicitation.  Employee agrees that during Employee’s employment with Employer and for a period of six (6) months following the Termination Date, regardless of whether the employment

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ends voluntarily or involuntarily, Employee (on Employee’s own behalf or that of any other person or entity) shall not directly or indirectly:

(1).                              recruit, attempt to recruit, solicit, knowingly induce or knowingly influence any person who is an employee of Employer, to discontinue, reduce, reject or otherwise change in any manner adverse to the interests of Employer the nature or extent of their employment relationship; provided that nothing herein shall prohibit Employee from placing advertisements for employment or making general solicitations not specifically targeting any such person (provided that this exception relating to advertisements for employment and general solicitations shall not permit Employee to actively participate in any recruiting process specifically targeting any person known to be an employee of Employer); or

(2).                              (i) solicit or attempt to solicit any customer of Employer with whom Employee had substantial contact while Employee was employed by Employer for purposes of providing products or services that are competitive with those provided by Employer; or (ii) knowingly induce any customer of Employer with whom Employee had substantial contact while Employee was employed by Employer to breach any written agreement or contract with the Employer; provided that neither (i) nor (ii) of this Paragraph II.H.(2) will restrict Employee’s activities during the six (6) month period following the Termination Date with respect to any such customer that is no longer a customer of Employer on the Termination Date.

Notwithstanding anything in this Agreement or in any other agreement between Employee and Employer to the contrary, Employee’s breach of the obligations set forth in this Paragraph II.H. shall not give rise to any right of Employer to exercise any right of offset against any amounts to which Employee may be, or may become, entitled under any applicable long-term incentive plan or short-term incentive plan.

I.             Obligation to Cooperate and Assist.  Employee agrees to cooperate in good faith with the Employer to assist it with any information or matter which is within Employee’s knowledge as a result of Employee’s employment with the Employer, including but not limited to making Employee reasonably available for interview by the Employer’s attorneys, or providing truthful testimony without the necessity of a subpoena or compensation, in any pending or future legal matter in which the Employer is a party, provided, however, that it will not be a breach of this Agreement for Employee to request a subpoena if Employee’s then-employer desires or requests it.  In such instances, the Employer will pay all reasonable travel expenses associated with such cooperation, and will attempt to schedule such matters at the convenience of the Employee.

J.             Entire Agreement; Modification.  The parties agree that this Agreement and the Change in Control Severance Agreement together constitute the entire agreement between the parties with respect to the subject matter discussed herein.  This Agreement overrides and replaces all prior negotiations and terms proposed or discussed, whether in writing or orally, about the subject matter of this Agreement, with the exception of any non-competition agreement, confidentiality agreement or other obligation which, by its terms or by operation of law, survives the termination of Employee’s employment.  In such event, the confidentiality and non-solicitation obligations of this Agreement will supplement, but not replace, such agreement or agreements.  No modification of this Agreement will be valid unless it is in writing identified as an Amendment to the Agreement and is signed by Employee and an authorized executive of the Employer.

K.            Governing Law and Venue.  This Agreement is governed by and construed in accordance with the laws of the state of [         ].

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L.            Assignment of Rights.  Employee agrees that the Employer may assign its rights and privileges under this Agreement without Employee’s express consent and Employer’s rights under this Agreement will automatically inure to the benefit of any successor of Employer.

M.           Remedies for Breach.

(1)  ADEA.  In the event that the Releasing Parties bring and prevail in an action against the Released Parties based on an ADEA claim released in Paragraph II.E, the Released Parties will be entitled to offset any recovery by the amounts paid under this Agreement or the amount recovered by the Releasing Parties, whichever is less.  In the event that the Released Parties prevail in such an action, the Released Parties will be entitled to all remedies authorized by applicable law.

(2)  All Other Claims.  In the event that the Releasing Parties bring an action against the Released Parties based on any other claim released in Paragraph II.E, the Released Parties may, at their option, and as applicable: (a) stop making payments that would otherwise have been due under this Agreement; (b) demand the return of any payments that have been made under this Agreement; (c) plead this Agreement in bar to any such action; or (d) seek any and all remedies available, including but not limited to injunctive relief and monetary damages, costs and reasonable attorneys’ fees.

(3)  Breach by the Employer.  In the event that the Released Parties breach this Agreement, the Releasing Parties will be entitled to bring an action for breach of this Agreement but not for any claims released by Paragraph II.E.  In the event that the Releasing Parties prevail in such an action, they will be entitled to recover (as appropriate and applicable) monetary damages, injunctive relief, costs and reasonable attorneys’ fees.

N.            Severability.  Each provision of this Agreement is intended to be severable.  If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable in any respect, the rest of the Agreement will remain in force.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS RELEASE AGREEMENT, AND KNOWS AND UNDERSTANDS ITS CONTENTS, AND VOLUNTARILY SIGNS IT OF EMPLOYEE’S OWN FREE WILL.

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IN WITNESS WHEREOF, the parties sign this Agreement on the dates indicated below with the intent to be bound by its terms and conditions.

DATED:	SIGNED:
EMPLOYEE

STATE OF	)
) ss.
COUNTY OF	)

SUBSCRIBED AND SWORN to before me this        day of                  , 2018, by                                                , who executed the foregoing Release and acknowledged that such execution was made freely.

Witness my hand and official seal.

Notary Public

My commission expires:

KAPSTONE PAPER AND PACKAGING
CORPORATION

DATED:	By:
[ ]

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